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Exhibit 11

                 SCHEDULE OF COMPUTATION OF NET INCOME PER SHARE

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
                                                         2001          2000          1999
BASIC EARNINGS PER SHARE
Net income                                           $13,808,555   $15,574,583   $14,736,792
                                                     =======================================

Divide by:  Weighted average shares outstanding       11,098,506    11,308,120    11,477,971
                                                     =======================================

Basic earnings per share                             $      1.24   $      1.38   $      1.28
                                                     =======================================

DILUTED EARNINGS PER SHARE
Net income                                           $13,808,555   $15,574,583   $14,736,792
                                                     =======================================

Divide by: Weighted average shares outstanding        11,098,506    11,308,120    11,477,971
           Potentially dilutive effect of
             stock options                                 1,890        10,108        21,547
                                                     ---------------------------------------
           Weighted average shares outstanding,      ---------------------------------------
             including potentially dilutive effect
             of stock options                         11,100,396    11,318,228    11,499,518
                                                     =======================================

Diluted earnings per share                           $      1.24   $      1.38   $      1.28
                                                     =======================================
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